EXHIBIT 10.3

AGREEMENT TO EXTEND OPTION

EGPI Firecreek, Inc. on behalf of itself and all of its wholly owned subsidiaries (“EGPI”), and Success Oil Company Inc. (“Success”) on the other, (individually and collectively referred to as the “Parties”), hereby enter into this Agreement (the “Agreement”) concerning a certain option agreement (the “Option Agreement”) for participation rights in certain oil and gas property interests dated November 30, 2011.

Whereas EGPI desires a six (6) month extension of the Option Agreement and Success wishes to assist EGPI provided there is meaningful evidence of progress towards the funding required under the Option Agreement:

Therefore it is mutually agreed as follows:

1.)	Success does hereby grant a six (6) month extension of the Option Agreement through December 31, 2012.

2.)	EGPI agrees to provide or cause to be provided an amount of Eighty Thousand ($80,000) dollars for the rework and perforation of the Glorietta formation in the Crawar 2 well on the Oil and gas lease subject of the Option Agreement. (J B Tubb 18-1 lease).

3.)	Upon delivery of the funding described in #2 above, Success shall assign the depths in the Crawar- 2 well bore (only) associated with the Glorietta formation to EGPI, and/or its assigns and that Assignment shall be incorporated into and governed by the current Lease Operating Agreement between Success and EGPI regarding what is known between the Parties as the “North 40”.

4.)	It is further agreed that should EGPI fail to deliver the funds due under #2 above in a timely manner, not to exceed 60 days from the date hereof, this Agreement shall be cancelable by Success.

5.)	Paragraph 6 in the Option Agreement regarding the CAPEX shall be hereby amended as follows:

 Success agrees to reinstate EGPI’s option / rights in the Participation Agreement dated January 3, 2008 between Success and EGPI’s then wholly owned subsidiary Firecreek, to EGPI and or its assignee. Further, EGPI on a best efforts basis will pursue financing for Capital Expenditure (CAPEX) to drill a well to the Ellenberg formation on a turnkey basis in the approximate amount of One Million, Five Hundred Seventy Five Thousand ($1,575,000) dollars and to wit Success acknowledges that EGPI and or its assignee shall be able to negotiate and or sell interests and or participation in the development of any additional well(s) under section VIII of the Participation Agreement, on a best efforts basis, with such partner sharing an interest equivalent to its proportionate funding of such project(s), and or other terms of negotiation as may be agreeable by EGPI and such proposed partner, if any, including any modification of this agreement or Exhibit A herewith, as long as it is formally reviewed and approved by Success.

6.)	To accomplish revenue recognition (purposes), Success will discount its receivable for its contribution of EGPI’s share towards the fracing of the 18-1 well by $42,731.39 reducing it to $200,000 (Two Hundred Thousand dollars). Further, EGPI and Success will convert on terms to be established that discounted amount to common stock on terms mutually agreeable provided they include a “make whole” or “other” provision assuring Success of full recovery of the discounted amount. EGPI and Success shall negotiate and the complete such terms on or before the date of the assignment in paragraph 3.) above.

7.)	Success further agrees to convert EGPI’s current payable to Success for operating expenses that Success has paid on behalf of EGPI, (JIBs) to common stock under the conditions stated in paragraph 6.) above. It is further understood and agreed that as operating expense invoices become due and payable, they shall be paid from production revenues as specified in the current Operating Agreement.

8.)	This Agreement shall become part of and attached to the Option Agreement as of the date signed by both Parties.

9.)	The rights and obligations created by this Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to any conflicts of law considerations.

10.)	This Agreement shall inure to the benefit of each of the Parties, their heirs, successors, agents, interests and assigns.

IN WITNESS WHEROF, the Parties have caused this Agreement to be executed on the date set forth below.

Success Oil Company, Inc.

/s/Jeru Morgan 6/19/12

______________________________ Date _____________

By: Jeru Morgan

Its president

EGPI, itself and on behalf of all its subsidiaries

/s/Dennis R Alexander 6/19/12 _____________________ Date ____________

Dennis R. Alexander

Its Chairman and CEO